UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19975 Victor Parkway, Livonia, MI	48152
(Address of Principal Executive Offices)	(Zip Code)

(734) 591-3000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2009, Valassis Communications, Inc. (the “Company”) entered into an 18-month forward-starting interest rate swap agreement with JPMorgan Chase Bank, National Association (“JPMorgan”), with an initial notional amount of $300.0 million. The Company entered into the swap agreement to fix the interest rate for $300.0 million of its variable rate debt under its senior secured credit facility effective December 31, 2010, which is the expiration date of the Company’s existing interest rate swap agreements. The notional amount of $300.0 million amortizes by $40.0 million at the end of each quarter to $100.0 million for the quarter ended June 30, 2012. The swap agreement terminates on June 30, 2012.

Under the swap agreement, the Company is required to make payments at a fixed three-month LIBOR interest rate of 2.005% per annum, plus an applicable margin of 1.75% per annum, for an effective rate of 3.755% per annum to the counterparty on an initial notional amount of $300.0 million in exchange for receiving variable payments based on the three-month LIBOR interest rate for the same notional amount. The Company may enter into additional swap transactions in the future from time to time.

JPMorgan, the counterparty to the swap agreement, serves as the Co-Documentation Agent under the Company’s senior secured credit facility, and is an affiliate of Bear Stearns Corporate Lending Inc. and certain of its affiliates that serve as the Administrative Agent, Collateral Agent, Joint Bookrunner and Joint Lead Arranger and are lenders under the Company’s senior secured credit facility.

A copy of the press release issued by the Company regarding the interest rate swap is attached as Exhibit 99.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 21, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

	By:	/S/ TODD WISELEY
Date: December 21, 2009	Name:	Todd Wiseley
	Title:	General Counsel, Senior Vice President, Administration and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 21, 2009